Exhibit 10.19

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $	Issue Date: March , 2011

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, NEONODE INC., a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay  (the “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of (“Principal Amount”), on March 1, 2014 (the “Maturity Date”), if not sooner paid.

This Note has been entered into pursuant to the terms of a Convertible Loan Agreement between the Borrower and the Holder, dated of even date herewith (the “Convertible Loan Agreement”), and shall be governed by the terms of such Convertible Loan Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Convertible Loan Agreement. The following terms shall apply to the Note:
ARTICLE I

INTEREST; AMORTIZATION

1.1           Interest Rate.   Interest on the outstanding Principal Amount shall accrue from the date of the Note and shall be payable in arrears on June 30, and December 31, of each year as long as the Note is outstanding and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable. Interest on the outstanding principal balance of this Note shall accrue at a rate of seven percent (7.0%) per annum (the “Interest Rate”). Interest on the outstanding principal balance of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.  During each interest period, the Holder, solely at their discretion, may elect to have interest payable on the Notes (i) paid in cash or (ii) paid in kind through the delivery to the Holder of new Notes with an aggregate par value equivalent to the interest amount payable for the period under consideration.  The Holder will provide the Borrower 45 days’ notice prior to the semi-annual payment as to their pay in cash or pay in kind election.

1.2.              Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default (as defined in Article IV), which, if susceptible to cure is not cured within twenty (20) days, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall be ten percent (10%).  Such interest shall be due and payable together with regular scheduled payments of interest.

1.3.              Conversion Privileges.  The Conversion Privileges set forth herein shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock.

ARTICLE II

OPTIONAL REDEMPTION

2.1.              Optional Redemption of Principal Amount.  Provided an Event of Default or an event which with the passage of time on the giving of notice could become an Event of Default has not occurred, unless such Event of Default has been cured, then commencing six months (6) after the Issue Date of this Note, the Borrower will have the option of prepaying the outstanding Principal Amount of this Note ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred and twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note through the Redemption Payment Date as defined below (the "Redemption Amount").  Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”).  The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be thirty (30) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert pursuant to Section 3.2.  A Redemption Notice may be given not more than two times.  On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has previously exercised its rights pursuant to Section 3.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) at the Holder’s election, such Notice of Redemption will be null and void, (ii) Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.  A Notice of Redemption may be cancelled at the option of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice could become an Event of Default (unless such Event of Default has been cured), occurs. Notwithstanding anything in this agreement, if the Borrower gives notice to the Holder of Redemption of the Note, the Holder has the option of converting the Note pursuant to Section 3.2.

ARTICLE III

CONVERSION

3.1.              Automatic Conversion.  The then aggregate outstanding Principal Amount of this Note shall be automatically converted into shares of Common Stock, subject to the terms and conditions set forth in this Article III, at the rate of $0.10 per share of Common Stock (“Conversion Price”), as the same may be adjusted pursuant to this Note, upon the occurrence of either of the following on or prior to the Due Date:  (i)  the Borrower’s Common Stock is traded at a price per share of $0.25 or higher for five (5) consecutive trading days, or (ii) the Borrower consummates a financing in the amount of at least $5 million (the “Financing”), in which case the conversion shall be conditional upon, and concurrent with, the closing of the Financing.  In the event of conversion pursuant to sub-section (i), then the Borrower will continue to pay interest on the Principal Amount as if the Note were still outstanding until six (6) months after the conversion, and the post-conversion interest will be paid in cash or stock, at the Holder’s option.  In the event of conversion pursuant to sub-section (ii), then the Borrower will continue to pay interest on the Principal Amount as if the Note were still outstanding until twelve (12) months after the conversion, and the post-conversion interest will be paid in cash or stock, at the Holder’s option.

3.2.              Holder’s Conversion Rights.   Subject to Section 3.3, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest, if any, into shares of Common Stock, subject to the terms and conditions set forth in this Article III, at the rate of $0.10 per share of Common Stock (“Conversion Price”), as the same may be adjusted pursuant to this Note.  The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.4.

3.3.              Conversion Limitation.   Neither Holder nor the Borrower may convert on any date that amount of the Note Principal or interest in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 3.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this Section 3.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.

3.4.              Mechanics of Holder’s Conversion.

                           (a)         In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a “Conversion Date.”  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

                           (b)         Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel (if so required by the Borrower’s transfer agent), and, except as otherwise provided below, shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”).  In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the beneficial holder of such shares of Common Stock, or, in the case that Borrower delivers physical certificates as set forth below, the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary. Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if the registration statement providing for the resale of the shares of Common Stock issuable upon the conversion of this Note is effective and the Holder has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements and has provided representations accordingly.  In the event that Conversion Shares cannot be delivered to the Holder via DWAC, the Borrower shall deliver physical certificates representing the Conversion Shares by the Delivery Date to an address designated by Holder in the U.S.

3.5.              Conversion Mechanics.

(a)         The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Fixed Conversion Price.

(b)         The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.           Merger, Sale of Assets, etc.  If (A) the Company effects any merger or  consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D.           Share Issuance.   The Holder has been granted certain rights in the Convertible Loan Agreement in connection with issuances and proposed issuances of Common Stock by the Company at a price lower than the Conversion Price, until such time as this Note is Converted to Common Stock or Paid in Full.

(c)         Whenever the Conversion Price is adjusted pursuant to Section 3.5(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

3.6.              Reservation.   During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than one hundred percent (100%) of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.7              Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and the Borrower is hereby expressly authorized to offset any such amounts mutually agreed upon by Borrower and Holder or pursuant to a judgment in Borrower’s favor against amounts then due under the Note.

ARTICLE IV

EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

4.1              Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note or the Convertible Loan Agreement when due and such failure continues for a period of five (5) business days after the due date.

4.2              Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Convertible Loan Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

4.3              Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Convertible Loan Agreement or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4              Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

4.5              Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $100,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

4.6              Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

4.7              Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within forty-five (45) days of initiation.

4.8              Stop Trade.  An SEC or judicial stop trade order with respect to Borrower’s Common Stock that lasts for five or more consecutive trading days.

4.10              Failure to Deliver Common Stock or Replacement Note.  Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or the Converetible Loan Agreement, or if required, a replacement Note.

4.11              Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of the Convertible Loan Agreement or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

4.12              Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Convertible Loan Agreement.

4.13              Financial Statement Restatement.   The restatement of any financial statements filed by the Borrower for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Neonode Inc., 651 Byrdee Way, Lafayette, California, 94549, Attn: David Brunton, with a copy by telecopier only to: SRK Law Offices, Oppenheimer 7, Rehovot, Israel, Attn: Steve Kronengold, telecopier: +972-8-936-6000, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note.

5.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the courts of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Law or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

5.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8.           Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9           Redemption.  This Note may not be redeemed or called without the consent of the Holder except as described in this Note or the Convertible Loan Agreement.

5.10           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

5.11           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of _____________.

NEONODE INC.

By:	/s/
Name: David W Brunton
Title: CFO

EXHIBIT A
NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Neonode Inc. on _________________ into Shares of Common Stock of Neonode Inc. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________